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EXHIBIT 99.2

	      QUESTIONS AND ANSWERS REGARDING
      U S WEST PRESS RELEASE DESCRIBED IN EXHIBIT 99.1

Q. What factors prompted you to restructure using targeted stock instead of other options?

A.      Targeted stock provides numerous benefits including:

- - -       Providing investors a choice

- - -       Enhancing appropriate value recognition on a continuing
       	basis

- - -       Retaining strategic benefits at a combined entity

- - -       Achieving consistency with our strategic vision

- - -       Enhancing financial flexibility

- - -       Facilitating greater operating focus, incentive alignment
       	and financial accountability

Q.      Why didn't you completely spin off the U S WEST MediaVision
Group assets?

A. Targeted stock offers several advantages over spinning off assets. They include:

- - -       Maintains the strategic benefits of a combined entity, while
       	enhancing financial flexibility

- - -       Avoiding the costs of operating two separate entities

- - -       Continuing to borrow as a consolidated entity

- - -       Retaining tax consolidation benefits

Q.      What synergies will you capture from this arrangement?

A. Each targeted group will benefit from the positions and expertise of the other group. Both groups will benefit from our national presence and size in equipment purchases, content development and access, branding, packaging and similar transactions. We will share human resources expertise and skills in the areas of:

- - -       Marketing--packaging product offerings, branding,
       	competitive response from incumbent provider

- - -       Technology--transfer of knowledge, R&D, equipment and
       	software capabilities

Q. Why wasn't the directory business included with the U S WEST Communications Group assets?



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A.      Our directory operations have been part of the U S WEST
Marketing Resources Group--a subsidiary separate from U S WEST Communications--since shortly after divestiture. This unit is developing interactive media services such as GOtv and U S Avenue. Since we're expecting aggressive growth from this business in both revenue and EBITDA, it's appropriate to place it with other high-growth businesses.

Q.      What will be your dividend policy?

A. The board's intent is to continue the current dividend, all paid to owners of the Communications Group stock.

	Although the initial payout ratio within the U S WEST Communications Group will be high, we have evaluated this and are comfortable with it. Our goal is to grow earnings, thus lowering the payout and offering the potential for dividend growth.

Q.      How will this affect your credit rating?

A. Since the provisions of targeted stock do not affect the way debt is raised or change the legal structure of the entity, we would not expect to see any change in credit ratings. The legal claims that debt holders have are unchanged by this proposal.

Q.      What rights do I have as an owner of targeted stock?

A. Targeted stock requires that the economic value created by a targeted group of assets can benefit only the equity holders of those assets. For example, the cash flows and proceeds from asset sales must remain with the group of assets that generates these proceeds.

Q. How will you account for each of the targeted groups? What financial statements will be issued?

A. U S WEST, Inc. will continue to issue audited, consolidated financial statements. Additionally, both the U S WEST Communications Group and the U S WEST MediaVision Group will issue audited financial statements. The reported net income of these two entities, when taken together, will reflect consolidated U S WEST, Inc. results. All intragroup accounts will have been eliminated and all corporate allocations will be reflected in the financials of each targeted group. U S WEST Communications, Inc. will continue to issue audited financial statements as a borrower in the public market.

Q.      Are you finished with your domestic cable acquisition plans?

A. Our domestic affinity group currently passes 28.5 million homes (9.6 million at U S WEST Communications, 18.1 million at
Time Warner, and 0.8 million at Atlanta). We feel we can execute our strategy with that footprint. However, we are interested in expanding if we can find attractive properties at good prices.


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Q.      Do you intend to continue pursuing international
opportunities?

A.      We will continue to evaluate international opportunities.

	We have committed additional capital to Mercury One-2-One expansion, as well as investments in Malaysia and Japan.

Q. Does this announcement preclude you from further restructuring?

A. No. We believe this is the appropriate action at this point. One of the advantages of targeted stock is our continued flexibility.